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                                                                      EXHIBIT 5

                              Greenberger & Forman
                           1370 Avenue of the Americas
                            New York, New York 10019





                                        August 30, 1996



Securities and Exchange Commission
450 Fifth Street Northwest
Washington, D.C.  20549

                  Re:      S.E.C. Registration Statement
                           on Form S-8 of 241,240 Shares
                           of Common Stock of Enhanced Services Company, Inc. Commission File No. 0-24256
                           --------------------------------------------------


Ladies and Gentlemen:

                  We have acted as counsel to Enhanced Services Company, Inc. (the "Company") in connection with a Registration Statement to be filed with the United States Securities and Exchange Commission, Washington, D.C., pursuant to the Securities Act of 1933, as amended, covering the registration of the aggregate of 241,240 shares of the Company's $.001 par value Common Stock (the "Common Stock") which may be issued to officers, directors, employees, consultants and advisors of the Company, pursuant to the Company's Amended and Restated 1992 Incentive Stock Option Plan.

                  As a basis of our opinion expressed below, we have examined such records of the Company, such certificates of public officials, and such other documents as we have deemed relevant and necessary. We have assumed the conformity to the originals of all copies and the authenticity of all originals. As to various questions of fact to our material, we have relied, after due investigation, upon inquiries made by us of an officer or officers of the Company.

                  Based upon the foregoing, we are of the opinion as follows:

                  1. The Company has been duly incorporated and organized under the laws of the State of Colorado and is validly existing as a corporation in good standing under the laws of that state.

                  2. The Company's authorized capital consists of Twenty Million (20,000,000) shares of Capital Stock of the Company, of which 15,000,000 shares are designated Common Stock having a par value of $.001 per share and of which 5,000,000 are designated preferred stock, having a par value of $.001 per share.

                  3. The 241,240 shares of the Company's Common Stock to be registered pursuant to the Registration Statement have been duly authorized and, when sold as described in the Registration
Statement, will be legally issued, fully paid and nonassessable.

                                                  Very truly yours,

                                                  GREENBERGER & FORMAN


                                              By: /s/ Matthew S. Cohen
                                                  ----------------------------
                                                  Matthew S. Cohen